EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Form S-3/A, No. 333-144433 dated October 10, 2007,

(2)	Form S-8, No. 333-147379 dated November 14, 2007 pertaining to the Athersys, Inc. Equity Incentive Compensation Plan, and

(3)	Form S-8, No. 333-147380 dated November 14, 2007 pertaining to the Athersys, Inc. Long-Term Incentive Plan of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Athersys, Inc. and the effectiveness of internal control over financial reporting of Athersys, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP
Cleveland, Ohio March 14, 2008